Exhibit 99.6

THIS AGREEMENT (this “Agreement”) is made on December 5, 2024

BY AND BETWEEN:

(1)	LANBANG INVESTMENT COMPANY LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Lanbang” or “Shareholder”);

(2)	AN KE TECHNOLOGY COMPANY LIMITED (安科技術有限公司), a limited liability company incorporated under the laws of Hong Kong (“An Ke” or “Optionholder”); and

(3)	TUN KUNG COMPANY LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands (“Tun Kung”),

together shall be referred to as the “Parties” and each a “Party”.

WHEREAS

A.

The Parties entered into an option agreement on 27 November 2015, as amended from time to time (the “TK Option Agreement”). Terms used but not otherwise defined herein shall have the meanings ascribed to them in the TK Option Agreement.

B.

Pursuant to the TK Option Agreement, Lanbang granted to An Ke the option to purchase 173,744,733 ordinary shares in the issued share capital of Tun Kung held by Lanbang (the “Option Shares”) at the Option Price at any time during the Option Period. The Option Period has been extended by An Ke by serving certain written notices to Lanbang in accordance with the TK Option Agreement, and commences from 1 November 2024 and ends on 31 October 2034.

C.

An Ke desires to acquire and directly hold the Alternative Delivery Shares (as defined below), rather than indirectly hold such shares in Lufax (as defined below) through holding of the Option Shares, and Lanbang and Tun Kung agree to facilitate An Ke’s direct holding of the Alternative Delivery Shares. The Parties desire to amend the TK Option Agreement to achieve the foregoing purpose.

D.

Lanbang agrees to cause and direct Tun Kung to (and Tun Kung agrees to), upon receiving an Alternative Delivery Election (as defined below) from An Ke and subject to the payment of the Option Price by An Ke to Lanbang, transfer all Alternative Delivery Shares to An Ke (the “Lufax Share Transfer”).

E.

In consideration of Tun Kung’s transfer of all Alternative Delivery Shares to An Ke, Tun Kung agrees to repurchase all Option Shares held by Lanbang, and Lanbang agrees to sell such Option Shares to Tun Kung (the “TK Share Repurchase”).

F.

Therefore, the Parties intend to enter into this Agreement to amend the TK Option Agreement to allow for an Alternative Delivery Election by An Ke, and to agree on the terms and conditions of the Lufax Share Transfer and TK Share Repurchase.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Affiliates means in relation to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person;

Agreement has the meaning given to it in the preamble;

An Ke has the meaning given to it in the preamble;

Alternative Delivery Election has the meaning given to it in Clause 2.1.1;

Alternative Delivery Shares means the 173,744,733 ordinary shares of Lufax registered in Lufax’s principal register of member kept in Cayman held by Tun Kung.

Business Day means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorised by Law to be closed in the Cayman Islands, British Virgin Islands, Hong Kong, or the PRC;

BVI Registrar has the meaning given to it in Clause 2.3;

Closing has the meaning given to it in Clause 5.1;

Closing Date has the meaning given to it in Clause 5.1;

Confidential Information has the meaning given to it in Clause 8.2;

Control of a Person means (i) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (ii) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise, and “Controlled by”, under the “Control of” and “common Control” shall be construed accordingly.

Encumbrances means any claim, charge, easement, encumbrance, covenant, security interest, lien, option, pledge, or restriction (whether on voting, sale, use, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise;

Governmental Authority means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, or any court, tribunal or arbitrator stock or securities exchange and any self-regulatory organization that has, or asserts, jurisdiction over the relevant party;

HKIAC has the meaning given in Clause 9.2;

HKIAC Rules has the meaning given in Clause 9.2;

Hong Kong means the Hong Kong Special Administrative Region of the PRC;

Lanbang has the meaning given to it in the preamble;

Law or Laws means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, requirement, restriction or the like of, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders, and references to applicable Laws means, with respect to any relevant Person, all Laws which such Person or its assets/properties are subject to or bound by;

Lufax means Lufax Holding Ltd, an exempted company incorporated under the laws of the Cayman Islands;

Lufax Share Transfer has the meaning given to it in Recital D;

Optionholder has the meaning given to it in the preamble;

Option Securities means the Option Shares and/or the Alternative Delivery Shares, as the context requires;

Option Shares has the meaning given to it in Recital B;

Party or Parties have the meaning given to it in the preamble;

Person means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

PRC means the People’s Republic of China; but solely for the purposes of this Agreement, excludes Hong Kong, the Macau Special Administrative Region and Taiwan;

Shareholder has the meaning given to it in the preamble;

Securities Act has the meaning given to it in Clause 6.3.1(i);

TK Option Agreement has the meaning given to it in Recital A;

TK Share Repurchase has the meaning given to it in Recital E;

Tun Kung has the meaning given to it in the preamble.

1.2	Construction

1.2.1	In this Agreement, unless the contrary intention appears:

(i)	references to a party or any other person include its successors in title, permitted assigns and permitted transferees; and

(ii)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document.

1.2.2	The headings in this Agreement do not affect its interpretation.

2.	CALL OPTION

2.1	The Parties agree that,

2.1.1	Clause 2.1 of the TK Option Agreement shall be amended and replaced in its entirety to read as follows:

2.1	The Shareholder hereby grants to the Optionholder the following Option:

2.1.1

In consideration of the payment by the Optionholder to the Shareholder of the sum of HKD1 (receipt of which is hereby acknowledged), the option (but not the obligation), exercisable at any time during the Option Period by service of an Option Notice, to purchase, (a) all the Option Shares or (b) in lieu thereof, pursuant to an Alternative Delivery Election by the Optionholder, all Alternative Delivery Shares; and on the exercise of the Option, the Shareholder will become bound to transfer or cause to transfer, and the Optionholder will become bound to accept the transfer of, the relevant Option Securities.

2.1.2

The Optionholder may in its sole discretion by making a written election for the Alternative Delivery Shares in an Option Notice delivered by it (the “Alternative Delivery Election”) to the Shareholder and Tun Kung, require (a) the Shareholder to procure Tun Kung, and (b) Tun Kung, to deliver and transfer to the Optionholder, in lieu of the Option Shares to be delivered and transferred pursuant to such Option Notice, all Alternative Delivery Shares.

2.1.2	References to “Option Shares” in Clauses 2.6 and 2.7 of the TK Option Agreement shall be replaced by “Option Securities”.

2.2

Upon An Ke’s exercise of its Option during the Option Period by serving an Option Notice to Lanbang and Tun Kung indicating that An Ke desires to make an Alternative Delivery Election, and subject to the payment of the Option Price by An Ke to Lanbang, Lanbang shall cause and direct Tun Kung to (and Tun Kung shall), transfer to An Ke, all Alternative Delivery Shares.

2.3

An Ke agrees that, concurrently with and subject to the completion of the Lufax Share Transfer, the charge created in favor of An Ke in and to Option Shares shall be released and to the extent that such charge has been registered with the Registrar of Corporate Affairs in the British Virgin Islands (the “BVI Registrar”), An Ke shall as soon as practicable take all such steps as may be necessary to file a notice of satisfaction or release of such charge with the BVI Registrar in accordance with the BVI Business Companies Act,2004 (as amended).

2.4

Each Party agrees that, upon the completion of the Lufax Share Transfer, each other Party’s obligations to it under the TK Option Agreement shall be discharged, and the TK Option Agreement shall terminate, save that termination shall not affect a Party’s accrued rights and obligations on the date of termination or its rights and obligations arising as a result of termination.

3.	LUFAX SHARE TRANSFER

3.1

Each of Lanbang and Tun Kung confirms and acknowledges that An Ke has served an Option Notice to it concurrently with the entering into of this Agreement, indicating the Alternative Delivery Election by An Ke. Subject to the terms and conditions of this Agreement, Lanbang shall direct Tun Kung to (and Tun Kung shall) transfer to An Ke, and An Ke shall accept the transfer from Tun Kung of, all Alternative Delivery Shares.

4.	TK SHARE REPURCHASE

4.1

Subject to the terms and conditions of this Agreement, Tun Kung shall repurchase, and Lanbang shall consent to be repurchased, all of the Option Shares at the Closing, in consideration of Tun Kung’s transfer of all Alternative Delivery Shares to An Ke.

4.2	An Ke confirms and acknowledges that, subject to the Lufax Share Transfer occurring, the charge created in favor of An Ke in and to the Option Shares shall be released.

5.	CLOSING

5.1

The consummation of Lufax Share Transfer and TK Share Repurchase respectively (each a “Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof, or at such other time and place as the Parties mutually agreed upon (each a “Closing Date”).

5.2	At the Closing of the Lufax Share Transfer:

5.2.1	Tun Kung shall:

(i)	deliver to An Ke the original share certificate(s) (if any) representing the Alternative Delivery Shares in the name of Tun Kung for cancellation;

(ii)	deliver to An Ke an instrument of transfer in respect of the Alternative Delivery Shares executed by it as transferor; and

(iii)

cause Lufax to update its principal register of members to reflect the Lufax Share Transfer as contemplated under this Agreement, and deliver to An Ke a copy of the updated principal register of members of Lufax.

5.2.2	An Ke shall:

(i)	deliver to Tung Kung an instrument of transfer in respect of the Alternative Delivery Shares executed by it as transferee; and

(ii)	pay the Option Price to Lanbang.

5.3	At the Closing of the TK Share Repurchase:

5.3.1	Lanbang shall deliver to Tun Kung:

(i)	the original share certificate(s) (if any) representing the Option Shares in the name of Lanbang for cancellation; and

(ii)	an instrument of transfer in respect of the Option Shares executed by it as transferor.

5.3.2	Tun Kung shall:

(i)	cause its register of members to be updated to reflect the TK Share Repurchase as contemplated under this Agreement, and deliver to Lanbang a copy of its updated register of members;

(ii)	cancel the Option Shares and cancel the original share certificate(s) (if any) received from Lanbang representing the Option Shares; and

(iii)	deliver to Lanbang an instrument of transfer in respect of the Option Shares executed by it as transferee.

5.4

Tun Kung shall, as soon as practicable after the Closing Date of the Lufax Share Transfer, deliver or procure Lufax to deliver to An Ke, a share certificate representing the Alternative Delivery Shares duly executed by Lufax.

6.	REPRESENTATIONS AND WARRANTIES

6.1	General warranties

Each Party represents and warrants to the other Parties on the date of this Agreement and immediately before Closing that each of the following statements is true, accurate and not misleading:

6.1.1	it is a corporation duly incorporated, validly existing and in good standing under the laws of the place of its incorporation;

6.1.2	it has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder;

6.1.3

all actions on the part of such Party necessary for the authorisation, execution and delivery of this Agreement, the performance of all obligations of such Party hereunder have been taken or will be taken prior to the Closing;

6.1.4	the execution and delivery by it of this Agreement and the performance of its obligations hereunder do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitutional documents; or

(iii)	any Laws to which it is bound;

6.1.5	this Agreement when executed and delivered by a Party shall constitute valid and legally binding obligations of such Party, enforceable against such Party in accordance with its terms, except:

(i)	as limited by applicable bankruptcy, insolvency, reorganisation, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally; and

(ii)	as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.2	Title

6.2.1

Lanbang represents and warrants to Tun Kung on the date of this Agreement and immediately before the Closing of the TK Share Repurchase that each of the following statements is true, accurate and not misleading:

(i)

Lanbang is the sole registered owner of the Option Shares and has valid title to the Option Shares free from any Encumbrances, claims or other third party rights (other than the charge created in favor of An Ke in and to the Option Shares); and

(ii)

except for the charge created in favor of An Ke in and to the Option Shares), there exists no fact, event or circumstance that could (A) give rise to a claim by any other Person relating to any of the Option Shares or (B) result in the claw back of any of the Option Shares.

6.2.2

Tun Kung represents and warrants to An Ke on the date of this Agreement and immediately before the Closing of the Lufax Share Transfer that each of the following statements is true, accurate and not misleading:

(i)	Tun Kung is the sole registered owner of the Alternative Delivery Shares and has valid title to the Alternative Delivery Shares free from any Encumbrances, claims or other third party rights; and

(ii)

there exists no fact, event or circumstance that could (A) give rise to a claim by any other Person relating to any of the Alternative Delivery Shares or (B) result in the claw back of any of the Alternative Delivery Shares.

6.3	Private Transfer

6.3.1

An Ke represents and warrants to Lanbang and Tun Kung on the date of this Agreement and immediately before the Closing of the Lufax Share Transfer that each of the following statements is true, accurate and not misleading:

(i)

An Ke is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), has such knowledge in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Alternative Delivery Shares, is aware of the characteristics of such shares, and is able to bear the economic risk of loss of its investment;

(ii)

An Ke is aware that the offer and sale of the Alternative Delivery Shares has not been and will not be registered under the Securities Act or the securities laws of any U.S. state, that such shares may not be offered or sold in the United States without such registration or compliance with an exemption therefrom, and that such shares are “restricted securities” within the meaning of Rule 144(a)(3) of the U.S. Securities Act;

(iii)	An Ke is acquiring the Alternative Delivery Shares for its own account and not with a view to any distribution or public offering of such shares;

(iv)	An Ke’s acquisition of the Alternative Delivery Shares has not been made through or as a result of any advertisement or general solicitation; and

(v)	An Ke is a sophisticated investor and has had the opportunity to conduct diligence and understand all information it regards as necessary to a decision to acquire the Alternative Delivery Shares.

6.3.2

Each of Lanbang and Tun Kung, severally and not jointly, represents and warrants to An Ke on the date of this Agreement and immediately before the Closing of the Lufax Share Transfer that each of the following statements is true, accurate and not misleading:

(i)	It has not, directly or indirectly, engaged in any form of advertisement or general solicitation in connection with the transactions contemplated by this Agreement; and

(ii)

It is not subject to any “bad actor” disqualification under Rule 506(d) of Regulation D under the U.S. Securities Act and is engaging in the transactions contemplated by this Agreement in good faith and not as part of any scheme to evade the requirements of the U.S. securities laws.

7.	FURTHER ASSURANCE

Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated by this Agreement. Each Party agrees to, within its power and capacity, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.	CONFIDENTIALITY

8.1

No announcement concerning this Agreement shall be made by one Party (whether prior to or after the Closing Date) without the prior approval of the other Party (such approval not to be unreasonably withheld or delayed) except for such announcement as may be required by applicable Laws or the rules of a stock exchange binding on the relevant Party, in which event the disclosing Party shall use its best efforts to notify the other Party and take into consideration the comments by such other Party.

8.2

In addition to the foregoing, the Parties understand and acknowledge that this Agreement, the oral or written information exchanged between or obtained by the Parties and their Affiliates as a result of this Agreement, the information related to any dispute arising from or in connection with the performance, interpretation, breach, termination or validity of this Agreement are all confidential information (the “Confidential Information”). The Parties shall, and shall procure each of their representatives (including but not limited to any senior management staff, director, employee, shareholder, agent or Affiliate), keep confidential and not disclose to any third party (excluding any investor or potential investor, Affiliate and professional advisor of such Party) the Confidential Information unless:

8.2.1

the Confidential Information is or becomes generally available to the public other than as a result of a disclosure by a Party or its representatives or a third party source that was bound by a confidentiality agreement;

8.2.2	the Confidential Information was available to the Party or its representatives on a non-confidential basis prior to its disclosure by the other Party or its representatives; and

8.2.3

the Confidential Information is required to be disclosed under applicable Law, including but not limited to the disclosure made in accordance with any listing rule or any securities regulatory authority, in which case the Party having a disclosure obligation shall, at the reasonable time before the disclosure, consult the other Party over such disclosure and shall, as per the requests of the other Party, seek possible confidential treatments for the Confidential Information subject to disclosure.

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to conflict of laws principles.

9.2

Disputes between the Parties shall be settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules, except as amended as follows:

9.2.1	the number of arbitrators shall be one;

9.2.2	the language to be used in the arbitral proceedings shall be English;

9.2.3

subject to the overall discretion of the arbitration tribunal, the costs of the arbitration, including the HKIAC’s and arbitrators’ fees and legal costs, shall be borne by the Party losing the arbitration;

9.2.4

while such dispute is being arbitrated under this Clause 9.2, neither Party shall be permitted to disclose any information or details relating to such dispute without the written consent of the other Party to the dispute, except as may be required by applicable Laws or under the rules of any securities exchange; and

9.2.5	other than the matter being disputed, the Parties shall continue to perform their respective obligations under this Agreement, which are not in dispute.

9.3	The award of the arbitration tribunal shall be final and binding. The Parties shall waive their rights of appeal, if any, to the extent allowed by Law.

10.	NOTICES

10.1

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in English and shall be deemed to have been received by a Party when:

10.1.1	delivered by post, unless actually received earlier, on the third (3rd) Business Day after posting;

10.1.2	delivered by hand, on the day of delivery; and

10.1.3	delivered by email, on the day of dispatch;

10.1.4	all such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Clause 10.

(i)	If to Lanbang:

Address: 2/F, SITIC Building, No.1010, Hongling Middle Road,

   Luohu District, Shenzhen City, Guangdong Province, China

Email: xudongzhi475@pingan.com.cn

Attention: Mr. Dongzhi Xu

(ii)	If to An Ke:

Address: 23rd Floor, Two International Finance Centre

   8 Finance Street, Central, Hong Kong, China

Email: dongyanmei002@pingan.com.cn

Attention: Yanmei Dong

(iii)	If to Tun Kung:

Address: 2/F, SITIC Building, No.1010, Hongling Middle Road,

   Luohu District, Shenzhen City, Guangdong Province, China

Email: xudongzhi475@pingan.com.cn

Attention: Mr. Dongzhi Xu

11.	GENERAL

11.1	Amendment

This Agreement may only be amended in writing and where the amendment is signed by the Parties.

11.2	Assignment

This Agreement may not be assigned by operation of law or otherwise without the express written consent of each Party (which consent may be granted or withheld in the sole discretion of such Party), as the case may be.

11.3	Taxes and Costs

Except as otherwise provided herein, each Party shall be responsible for all taxes, fees and expenses incurred by it in relation to the transactions contemplated under this Agreement.

11.4	Entire agreement

11.4.1	This Agreement constitutes the entire agreement between the Parties in respect of the subject matter of this Agreement.

11.4.2

Each Party agrees that it has not been induced to enter into any such documents by, nor relied upon, any representation or warranty other than the representations and/or warranties contained in this Agreement.

11.5	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties shall constitute an original but all of which shall constitute one and the same instrument.

11.6	Waiver

No waiver by any Party of any breach or non fulfilment by the other Party of any provisions of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of a Party under this Agreement are cumulative and not exclusive of any rights and remedies provided by Law.

11.7	Severability

The invalidity, illegality or unenforceability of any provisions of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

11.8	Third Party Rights

No Person who is not a named Party to this Agreement shall have any right under the Contract (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any term under this Agreement.

11.9	Confirmation

By execution of this Agreement, Lanbang is deemed to have given written instruction to Tun Kung to the Lufax Share Transfer pursuant to Article 13 of the articles of association of Tun Kung.

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IN WITNESS whereof this Agreement has been signed on the date first above written.

Lanbang Investment Company Limited	) ) )	Signature	/s/ Zhong Yi
		Name (block capitals)	Zhong Yi
Title: Director
An Ke Technology Company Limited (安科技術有限公司)	) ) )	Signature	/s/ Gao Song
		Name (block capitals)	Gao Song
Title: Director
Tun Kung Company Limited	) ) )	Signature	/s/ Yao Jun
		Name (block capitals)	Yao Jun
Title: Director